Exhibit 10.2

STRICTLY CONFIDENTIAL

December 20, 2013

Arthur de Bok

[Address Omitted]

Belgium

Re:   Employment Agreement

Dear Arthur:

This letter agreement (this “Agreement”) sets out our understanding regarding your employment by The Goodyear Tire & Rubber Company (the “Company”) and the termination of your employment with the Company and its affiliates. As used in this Agreement, the term “affiliate” means any entity controlled by, controlling, or under common control with, the Company. This Agreement outlines the terms and conditions of your employment, effective as of January 1, 2014 (the “Effective Date”).

1. Employment Term. The Company agrees to employ you and you agree to accept such employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the date your employment with the Company terminates for any reason or no reason; provided that the Company shall not be permitted to terminate this Agreement and your employment hereunder without Cause (as defined in Section 4(e) hereof) prior to February 28, 2014 (the “Term”).

2. Position; Duties; Location. During the Term, you will be employed by the Company as Senior Vice President, Sales and Marketing Excellence (“SVP-SME”) and shall report directly to the Chief Executive Officer of the Company (the “CEO”). In this role, your responsibilities shall include: (a) teaming with the CEO to further design the SVP-SME position, including establishing a detailed position description; (b) developing a plan for introducing global standards for sales and marketing tools, work products and processes; (c) leading the Goodyear leadership team’s efforts to facilitate the development of Goodyear’s Customer Value Proposition, including a view on establishing a corporate organization to support such an initiative; (d) working with the Goodyear leadership team to understand our current brand strategy in the context of considering a future Global Brand Strategy; and (e) such other duties as may be reasonably requested by the CEO. During the Term, you shall perform your duties conscientiously and faithfully subject to the reasonable and lawful directions of the CEO, and in accordance with the policies, rules and decisions adopted from time to time by the Company. In connection therewith, you shall make yourself available to perform your duties hereunder (by telephone or otherwise) at reasonable times during normal business hours on at least twenty (20) business days during the Term and on reasonable advance notice from the CEO. On such occasions you shall devote substantially all of your business time to providing your services hereunder. You may take up to eighteen (18) vacation days during the Term. We anticipate that you will perform your services hereunder at your home office; provided that you shall make yourself available to travel in connection with your services if reasonably requested by the CEO. Any travel expenses associated therewith shall be reimbursed to the extent provided by Section 3(b).

3. Compensation and Benefits.

(a) Base Salary. During the Term, the Company will pay you an annualized base salary at a rate of EUR 439,393, payable in regular installments in accordance with the Company’s normal payroll practices.

(b) Expense Reimbursements. The Company shall reimburse you for any and all reasonable business expenses incurred by you in connection with the performance of your duties hereunder during the Term, in accordance with the Company’s policies for reimbursement of business expenses (including the Company’s requirement with respect to supporting receipts and/or documentation).

(c) Forfeiture of Short-Term and Long-Term Incentives. Except as otherwise provided in this Section 3(c), your participation in the Company’s annual and long-term incentive compensation programs shall cease as of the date of this Agreement, and you hereby waive any right to receive any payments whatsoever pursuant to (i) the Company’s Management Incentive Plan (the “MIP”) for the 2013 fiscal year, (ii) the Company’s Executive Performance Plan (the “EPP”) for the three-year performance cycle ending on December 31, 2013 (and any performance cycle ending thereafter), and (iii) your performance share awards under the 2008 Performance Plan for the three-year performance cycle ending on December 31, 2013 (and any performance cycle ending thereafter). You will not be eligible to participate in the MIP, the EPP or any other short-term or long-term incentive plan or arrangement of the Company or an affiliate for any fiscal or performance cycle beginning after December 31, 2013. Notwithstanding the foregoing, those long-term equity incentive awards specifically identified in Section 2.3(a) of that certain Settlement Agreement dated as of December 20, 2013 between you and Goodyear Dunlop Tires Europe B.V. (the “Settlement Agreement”) shall remain outstanding and shall vest and be exercisable in accordance with the existing terms and conditions of the applicable award agreements and equity plan documents, based upon your continued employment by the Company hereunder. Except as otherwise provided in the immediately preceding sentence, any and all of your short-term and long-term incentives shall be forfeited immediately upon the date of this Agreement, and you shall not be entitled to receive any payments or benefits from the Company or an affiliate thereunder.

4. Termination of Employment.

(a) Resignation. Effective as of the last day of the Term (the “Separation Date”), your employment with the Company and its affiliates shall terminate and you shall resign from any and all directorships and officer positions you may hold with the Company and its affiliates. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned on the Separation Date, regardless of when or whether you execute any such documentation. You agree to promptly return to the Company all identification cards; credit cards; computers; smart phones; files; disks; work papers; customer, vendor and employee records; and any other

2

property belonging the Company that is in your possession or control as of the Separation Date. You also agree, upon the Company’s request, to certify that you have returned the foregoing information and materials to the Company.

(b) Termination for any Reason. Within fifteen (15) days after the Separation Date (or such earlier date as required by law), the Company shall issue your final paycheck, reflecting (i) any earned but unpaid base salary through the Separation Date, and (ii) any accrued but unused vacation pay through the Separation Date. Within thirty (30) days after the Separation Date, and provided that you have submitted adequate supporting receipts and/or documentation to the Company no later than fifteen (15) days after the Separation Date, the Company shall reimburse you for any and all reasonable business expenses incurred during the Term and not previously reimbursed, all in accordance with the Company’s policies for reimbursement of business expenses.

(c) Severance Pay. In consideration of, and subject to and conditioned upon your execution and non-revocation of the Release (as defined in, and in accordance with, Section 4(d) of this Agreement), and provided that (i) you have fully complied with your obligations set forth in the Release and in Sections 2, 4(a), 5 and 6 of this Agreement, and (ii) you have remained employed by the Company as SVP-SME from the Effective Date until February 28, 2014 (the “Trigger Date”), then upon the termination of your employment with the Company and its affiliates on or after the Trigger Date for any reason or no reason, other than termination by the Company for Cause (as defined in Section 4(e) hereof), the Company shall pay you severance based on Exhibit B. Such severance shall be paid to you in a single lump sum in cash within thirty (30) days after the Release becomes effective and irrevocable in accordance with its terms. You acknowledge and agree that the severance paid pursuant to this Section 4(c) constitutes adequate and valuable consideration, in and of itself, for the promises contained in this Agreement.

(d) Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to make any payment or provide any benefit to you under Section 4(c) hereof unless: (i) you first execute, within thirty-one (31) days after the Separation Date, a release of claims agreement in the form attached hereto as Exhibit A, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law (the “Release”), (ii) you do not revoke the Release, and (iii) the Release becomes effective and irrevocable in accordance with its terms. The Company shall provide you with the Release within ten (10) days after the Separation Date.

(e) Termination for Cause. Notwithstanding anything contained herein to the contrary, in the event that the Separation Date results from the Company’s termination of your employment for Cause (as defined below), the Company shall pay to you the amounts provided in Section 4(b) and no further amounts shall be payable to you under Section 4 hereof on or after the Separation Date. For purposes of this Agreement, “Cause” shall mean: (i) your continued failure to substantially perform your duties with the Company or its affiliates (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) your engaging in conduct which is demonstrably injurious to the Company or its affiliates, monetarily or otherwise; (iii) your commission of any felony or any crime involving fraud, breach of trust or

3

misappropriation; or (iv) any breach or violation of this Agreement or any other agreement relating to your employment with the Company and its affiliates where the CEO, in his sole but reasonable discretion, determines that such breach or violation materially and adversely affects the Company or any affiliate.

5. Settlement Agreement. You acknowledge and agree that you remain obligated to comply with the provisions of Articles 5 (Confidentiality), 6 (Non-Solicitation), 7 (Non Disparagement) and 9 (Assistance) of the Settlement Agreement, which provisions shall continue to apply, in accordance with their terms, on and after the Effective Date, notwithstanding any subsequent termination of your employment.

6. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery, or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier. Notices to you shall be sent to your most recent address on file in the Company’s payroll records. Notices to the Company should be sent to The Goodyear Tire & Rubber Company, 200 Innovation Way, Akron, OH 44316-00001, Attention: Joseph B. Ruocco, Senior Vice President, Global Human Resources. Notice and communications will be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

7. Governing Law and Arbitration. This Agreement shall be binding upon the Company and its successors and assigns and will be interpreted, enforced and governed under the laws of the State of Ohio without regard to any conflicts of law or choice of law rule or principle that might otherwise refer interpretation or enforcement of this Agreement to the substantive law of another jurisdiction. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration. Any arbitration shall be conducted in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association. The arbitration will be final, conclusive and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties. Further, each party shall bear its own attorney’s fees and costs incurred in connection with the arbitration. Notwithstanding the foregoing, the Company shall not be required to seek or participate in arbitration regarding any breach of any restrictive covenants applicable to you, but may pursue its remedies for such breach in a court of competent jurisdiction sitting in Summit County, Ohio, and you agree to the jurisdiction and venue of such courts for such purpose.

8. Miscellaneous. Except with respect to the Release and the Settlement Agreement, this Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. If any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without

4

considering the invalid or unenforceable provision. This Agreement may not be assigned by you, without the prior written consent of the Company, otherwise than by will or the laws of descent and distribution. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city, foreign or other taxes that the Company reasonably determines are required to be withheld pursuant to any law or government regulation or ruling. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

9. Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted and administered in accordance with such intent. In particular, to the extent required to comply with Section 409A, if you are a “specified employee” at the time of your “separation from service” (both within the meaning of Section 409A), any payment to you of nonqualified deferred compensation shall be made no earlier than first business day that is more than six (6) months after your separation from service. Notwithstanding the foregoing, the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed, and neither the Company and its affiliates, nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you (or any other individual claiming a benefit through you) as a result of this Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return this Agreement to me.

THE GOODYEAR TIRE & RUBBER COMPANY

By:	/s/ Joseph B. Ruocco
Joseph B. Ruocco
Senior Vice President, Global Human Resources

AGREED AND ACCEPTED:

/s/ Arthur de Bok	December 20, 2013
Arthur de Bok	Date

5

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is entered into by and between Arthur de Bok (the “Executive”) and The Goodyear Tire & Rubber Company (the “Company”) effective as of the     day of             20    .

1. Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of             , 20    .

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the severance pay set forth in Section 4(c) of the letter agreement between Executive and the Company dated as of December 20, 2013 (the “Letter Agreement”), upon the terms, and subject to the conditions, of the Letter Agreement. Executive agrees that he is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under Sections 4(b) and (c) of the Letter Agreement or under Sections 2 and 4 of the Settlement Agreement dated as of December 20, 2013 between Executive and Goodyear Dunlop Tires Europe B.V. (the “Settlement Agreement”).

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Claims Released by Executive. In consideration of the severance pay set forth in Section 4(c) of the Letter Agreement, Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, affiliates and their respective successors and assigns (the “Goodyear Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Goodyear Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Goodyear Group’s equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1962, and the Americans with

Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Goodyear Group or the separation of Executive’s employment with the Goodyear Group.

Without limiting the foregoing paragraph, Executive represents that he understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Goodyear Group as of the date he signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date he signs this Release, he may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and he voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein shall release the Goodyear Group from (i) any obligation under the Letter Agreement, including without limitation Section 4 of the Letter Agreement; (ii) any obligation under the Settlement Agreement; (iii) any obligation to provide benefit entitlements under any benefit or welfare plan maintained by the Company or its affiliates that were vested as of the Separation Date, including under the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; and (iv) any rights or claims that relate to events or circumstances that accrue after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5. Representations. Executive acknowledges and represents that, as an employee of the Company and its affiliates, he has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of severance pay under Section 4(c) of the Letter Agreement is his truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Ethics, policies and procedures, and with all laws and standards governing the Company’s business. Executive’s truthful and complete representation, based on his thorough search of his knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him to participate in any such conduct; and

Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

6. Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the severance pay set forth in Section 4(c) of the Letter Agreement.

7. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles.

8. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he was given a period of 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-calendar-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Goodyear Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

9. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 6 of the Letter Agreement, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Agreement, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.

10. Miscellaneous. This Release, together with the Letter Agreement and Settlement Agreement, represents the final and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Goodyear Group to carry out the provisions of this Release.

11. Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

THE GOODYEAR TIRE & RUBBER COMPANY

By:

Its:

EXECUTIVE

[SIGN AFTER SEPARATION DATE]

Arthur de Bok

EXHIBIT B

The Severance Pay under Section 4(c) will be equal to an amount of EUR 5,195,000.00 gross. You acknowledge, agree and fully accept that this amount is lower than the amount set forth in the column “Termination Without Cause” on page 58 of the Company’s Proxy Statement dated March 18, 2013.